Exhibit 5.1

July 29, 2020

Board of Directors

Flux Power Holdings, Inc.

2685 S. Melrose, Dr.

Vista, CA 92081

Re:	Common Stock of Flux Power Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We act as counsel to Flux Power Holdings, Inc., a Nevada corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-231766), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of shares of common stock of the Company, par value $0.001 per share (the “Shares”), with a proposed maximum aggregate offering price of $18,492,000.00, including Shares issuable upon exercise of a warrant to be granted by the Company. The Shares will be sold by the Company pursuant to an underwriting agreement to be entered into by and between the Company and Roth Capital Partners, LLC as the representatives of the several underwriters to be named therein (the “Agreement”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to and limited by the foregoing, we are of the opinion that following the (i) execution and delivery by the Company of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the Company’s board of director resolutions, the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable;

 ARIZONA • CALIFORNIA • COLORADO • CONNECTICUT • FLORIDA • GEORGIA • ILLINOIS • INDIANA • KANSAS • KENTUCKY LOUISIANA • MARYLAND • MASSACHUSETTS • MISSOURI • NEVADA • NEW JERSEY • NEW MEXICO • NEW YORK NORTH CAROLINA • OHIO • OREGON • PENNSYLVANIA • RHODE ISLAND • TEXAS • UTAH • WASHINGTON • WEST VIRGINIA

July 29, 2020

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our opinion is limited to the federal laws of the United States and the laws of the State of Nevada.

Sincerely,

/s/ LEWIS BRISBOIS BISGAARD & SMITH LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com